Tidal ETF Trust N-CSR

Change in Independent Public Accountant

On June 28, 2022, the Audit Committee of the Board of Trustees of Tidal ETF Trust (the “Trust”) appointed Tait, Weller & Baker LLP (“Tait”) as the iClima Distributed Smart Energy ETF’s (renamed the SoFi Smart Energy ETF effective August 9, 2022) (the “Fund”) independent registered public accounting firm for the fiscal year ended February 28, 2023. Previously, Cohen & Company, Ltd. (“Cohen”) served as the independent registered public accounting firm to the Fund.

Cohen’s report on the Fund’s financial statements for the period from July 20, 2021 (commencement of operations) to April 30, 2022 did not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles. During such period and the interim period of May 1, 2022 through June 28, 2022 (the “Interim Period”) there were no (i) disagreements with Cohen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cohen, would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Fund’s financial statements for such period, nor (ii) “reportable events” of the kinds described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the period from July 20, 2021 (commencement of operations) to April 30, 2022 and the Interim Period, neither the Fund nor anyone on its behalf has consulted with Tait regarding; (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Fund’s financial statements, and neither a written report was provided to the Fund nor oral advice was provided that Tait concluded was an important factor considered by the Fund in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as that term is defined in Item 304 (a)(1)(v) of Regulation S-K).

May 8, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Tidal ETF Trust (SoFi Smart Energy ETF)

File no. 811-23377

Dear Sir or Madam:

We have read Exhibit 99.IND PUB ACCT of Form N-CSR of SoFi Smart Energy ETF, a series of Tidal ETF Trust, dated May 8, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

COHEN & COMPANY, LTD.